EXHIBIT 21.1

SUBSIDIARIES
OF
SM ENERGY COMPANY

A.	Wholly-owned subsidiaries of SM Energy Company, a Delaware corporation:

1.    Four Winds Marketing, LLC, a Colorado limited liability company
2.    SMT Texas LLC, a Colorado limited liability company
3.    Energy Leasing, Inc., an Oklahoma corporation
4.    Belring GP LLC, a Delaware limited liability company
5.    St. Mary Energy Louisiana LLC, a Delaware limited liability company
6.    Hilltop Investments, a Colorado general partnership
7.    Parish Ventures, a Colorado general partnership
8. Green Canyon Offshore LLC, a Delaware limited liability company.
9.     SM Energy TX 0913 LLC, a Texas limited liability company.

B.    Other subsidiaries of SM Energy Company:

1.	Box Church Gas Gathering, LLC, a Colorado limited liability company (59%)

C.	Partnership or limited liability company interests held by SM Energy Company:

1.	Potato Creek Midstream, LLC, a Pennsylvania limited liability company (70%)

2.	Trinity River Systems, LTD, a Texas limited partnership (21%)

3.	1977 H.B Joint Account, a Colorado general partnership (8%)

4.	1976 H.B Joint Account, a Colorado general partnership (9%)

5.	1974 H.B Joint Account, a Colorado general partnership (4%)

6.	Sycamore Gas Systems, an Oklahoma general partnership (3%)

D.    Partnership interests held by SMT Texas, LLC:

1.	St. Mary Land East Texas LP, a Texas limited partnership (99%) (the remaining 1% interest is held by SM Energy Company)